UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 24, 2020

SL GREEN REALTY CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-13199	13-3956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

420 Lexington Avenue New York, New York 10170 (Address of principal executive offices, including zip code)

(212) 594-2700

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions(see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Trading Symbol	Title of Each Class	Name of Each Exchange on Which Registered
SL Green Realty Corp.	SLG	Common Stock, $0.01 par value	New York Stock Exchange
SL Green Realty Corp.	SLG.PRI	6.500% Series I Cumulative Redeemable Preferred Stock, $0.01 par value, $25.00 mandatory liquidation preference	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 8.01	Other Events.

On March 24, 2020, SL Green Realty Corp. (the “Company” or “SL Green”) made the statement set forth below.

The sale of 220 East 42nd Street for total consideration of $815.0 million will not move forward at this time due to the buyer’s inability to close the transaction. The Company has taken action to collect the $35.0 million contract deposit. While other sale or financing options are being considered, the tower, also known as The News Building, remains a high-quality asset within SL Green’s unencumbered portfolio. The office tower is currently 97 percent leased.

A portion of the net cash proceeds from the sale of 220 East 42nd Street was expected to be used for SL Green’s share repurchase program. Because the transaction is not moving forward, and in keeping with the Company’s commitment to maintain substantial corporate liquidity and a low leverage balance sheet, share repurchases under the Company’s share repurchase program will be temporarily curtailed, although SL Green may resume repurchases under appropriate market conditions consistent with its liquidity objectives.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

SL GREEN REALTY CORP.
/s/ Andrew S. Levine
Andrew S. Levine
Executive Vice President, Chief Legal Officer and General Counsel

Date: March 25, 2020